Exhibit 99.1

Starbucks Chief Operating Officer Alstead Takes Leave from Company After 23-Year Career

SEATTLE, January 8, 2015 – Starbucks Coffee Company (NASDAQ: SBUX) chief operating officer Troy Alstead – a 23-year veteran of the company who also served for many years as the company’s chief financial officer, as well as leading the operations and development of Starbucks international business and its Europe, Middle East and Africa business unit – is taking an extended unpaid leave from the company. His last day in his current role will be March 1st, 2015.

“Looking back on the 23 years we spent together side-by-side as Starbucks colleagues, I can recall so many memorable moments and accomplishments in which Troy can take pride in a job well done,” said Starbucks chairman, president and chief executive officer Howard Schultz. “Troy is a beloved Starbucks partner and has played an invaluable role in our growth as an enterprise and in the development of our culture as a performance driven company balanced with a humanity unique for our industry. Troy’s humanity and humility will be missed and we wish him the best.”

Further transition plans will be detailed by Alstead and Schultz on the company’s Q1 earnings call, scheduled for January 22, 2015.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at news.starbucks.com.

Contact:

Media Relations:

Jim Olson

+1 (206) 318-7100

press@starbucks.com

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